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                                                                  EXHIBIT 21.1

                             IDENTIX INCORPORATED
                             LIST OF SUBSIDIARIES
                           As of September 1, 1999

Wholly-owned Subsidiary:                        Place of Incorporation

ANADAC, Inc.                                    Virginia, USA
Legislative Demographic Services, Inc.   (1)    Delaware, USA
Identicator Technology, Inc.                    Delaware, USA
Identix International, Inc.                     California, USA
Biometric Applications & Technology, Inc.       Missouri, USA
Identix Australia Pty Ltd.                      New South Wales, Australia

50%-owned Subsidiary:
Sylvan/Identix Fingerprinting Centers L.L.C.    Delaware, USA

(1) 100% owned by ANADAC, Inc.